Exhibit 2.4

AGREEMENT AND PLAN OF REORGANIZATION

by and between

ENCORE BANCSHARES, INC.

and

LINSCOMB & WILLIAMS, INC.

Dated as of August 29, 2005

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(continued)

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(continued)

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(continued)

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	Section 12.12	Consolidation of Agreements	26
	Section 12.13	Certain Definitions	26
XIII.	SPECIAL PROVISIONS		26

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AGREEMENT AND PLAN OF REORGANIZATION

This Agreement and Plan of Reorganization (“Agreement”) dated as of August 29, 2005 is by and between Encore Bancshares, Inc. (“Bancshares”), a Texas corporation and registered thrift holding company under the Home Owner’s Loan Act, as amended (“HOLA”) and Linscomb & Williams, Inc. (“L&W”), a Texas corporation, and is joined as parties by the undersigned shareholders of L&W (the “Shareholders”) and Encore Facilitation, Inc., a newly chartered corporate subsidiary of Bancshares (“New Sub”).

WHEREAS, L&W desires to affiliate with Bancshares, and Bancshares desires to affiliate with L&W; and

WHEREAS, the respective Boards of Directors of Bancshares and L&W believe that the acquisition of L&W by Bancshares in the manner provided by, and subject to the terms and conditions set forth in, this Agreement and all exhibits, schedules and supplements hereto and the other transactions contemplated by this Agreement are desirable and in the best interests of their respective shareholders; and

WHEREAS, the respective Boards of Directors of Bancshares and L&W have approved this Agreement and the transactions proposed herein substantially on the terms and conditions set forth in this Agreement;

NOW, THEREFORE, in consideration of such premises and the mutual representations, warranties, covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as set forth below.

INTRODUCTION

This Agreement provides for the merger of L&W with and into New Sub, with New Sub as the surviving entity (the “Merger”), all pursuant to this Agreement. In connection with the Merger, all of the issued and outstanding shares of common stock, $1.00 par value per share, of L&W (“L&W Common Stock”) shall be exchanged for such consideration as set forth in this Agreement.

I. THE MERGER

Section 1.1 The Merger. Upon the terms and subject to the conditions set forth in this Agreement, at the Effective Time (as defined in Section 8.2 hereof), L&W shall be merged with and into New Sub (which, as the surviving corporation, is hereinafter referred to as “Continuing Corporation” whenever reference is made to it at or after the Effective Time) pursuant to the provisions of, and with the effect provided for in, Article 5 of the Texas Business Corporation Act (“TBCA”).

Section 1.2 Articles of Incorporation, Bylaws and Facilities of Continuing Corporation. At the Effective Time and until thereafter amended in accordance with applicable law, the Articles of Incorporation of Continuing Corporation shall be the Articles of Incorporation of L&W as in effect at the Effective Time. Until altered, amended or repealed as therein provided and in the Articles of Incorporation of Continuing Corporation, the Bylaws of Continuing Corporation shall be the Bylaws of L&W as in effect at the Effective Time. Unless and until changed by the Board of Directors of Continuing Corporation, the main office of Continuing Corporation shall be the main office of L&W as of the Effective Time. Until thereafter changed in accordance with law or the Articles of Incorporation or Bylaws of Continuing Corporation, all corporate acts, plans, policies, contracts, approvals and authorizations of L&W and New Sub and their respective shareholders, boards of directors, committees elected or appointed thereby, officers and agents, which were valid and effective immediately prior to the Effective Time, shall be taken for all purposes as the acts, plans, policies, contracts, approvals and authorizations of Continuing Corporation and shall be as effective and binding thereon as the same were with respect to L&W and New Sub, respectively, as of the Effective Time.

Section 1.3 Board of Directors and Officers of Continuing Corporation. At the Effective Time and until thereafter changed in accordance with applicable law or the Articles of Incorporation or Bylaws of Continuing Corporation, the members of the Board of Directors of L&W at the Effective Time shall be the directors of the Continuing Corporation.

Section 1.4 Effect of Merger. At the Effective Time, the corporate existence of L&W and New Sub shall, as provided in the provisions of law heretofore mentioned, be consolidated and continued in Continuing Corporation, and Continuing Corporation shall be deemed to be a continuation in entity and identity of L&W and New Sub. All rights, franchises and interests of L&W and New Sub, respectively, in and to any type of property and choses in action shall be transferred to and vested in Continuing Corporation by virtue of such Merger without reversion or impairment, without further act or deed and without any assignment having occurred, but subject to any existing liens or other encumbrances thereon. The Merger shall have all other effects set forth in Article 5.06 of the TBCA.

Section 1.5 Liabilities of Continuing Corporation. At the Effective Time, Continuing Corporation shall be liable for all liabilities of L&W and New Sub. All debts, liabilities, obligations and contracts of L&W and of New Sub, respectively, matured or unmatured, whether accrued, absolute, contingent or otherwise, and whether or not reflected or reserved against on balance sheets, books of account, or records of L&W or New Sub, as the case may be, shall be those of Continuing Corporation and shall not be released or impaired by the Merger. All rights of creditors and other obligees and all liens on property of either L&W or New Sub shall be preserved unimpaired subsequent to the Merger.

Section 1.6 Ratification by Shareholders. This Agreement shall be submitted to the shareholders of L&W and to Bancshares, as the sole shareholder of New Sub, in accordance with the terms of this Agreement, the applicable provisions of law and the respective Certificate or Articles of Incorporation and Bylaws of L&W and New Sub. Bancshares, L&W and New Sub shall proceed expeditiously and cooperate fully in the procurement of any other consents and approvals and the taking of any other actions in satisfaction of all other requirements prescribed by law or otherwise necessary for consummation of the Merger on the terms herein provided, including, without limitation, the preparation and submission of all necessary notices, filings, requests for waivers and certificates with the Office of Thrift Supervision (“OTS”).

Section 1.7 Tax Consequences. It is intended by the parties hereto that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and the parties hereto hereby adopt this Agreement as a “plan of reorganization” within the meaning of Sections 1.368-2(g) and 1.368-3(a) of the Treasury Regulations promulgated thereunder.

II. CONSIDERATION AND EXCHANGE PROCEDURES

Section 2.1 Merger Consideration.

(a) At the Effective Time of the Merger, by virtue of the Merger and without any action on the part of the holders thereof, all of the shares of issued and outstanding L&W Common Stock shall be converted into (i) an amount of cash equal to $6,000,000, (ii) a number of shares of common stock, $1.00 par value, of Bancshares (“Bancshares Common Stock”) calculated by dividing $14,250,000 by an amount equal to 150% of the book value of a share of Bancshares Common Stock as of the end of the calendar quarter preceding the Effective Time (the “Merger Consideration”), and (iii) the right to receive a number of shares of Bancshares Common Stock, to be issued no later than March 31, 2010, calculated by dividing an amount equal to 70% of the aggregate after-tax net income of the Continuing Corporation from the Effective Time to December 31, 2009 by an amount equal to the market value of a share of Bancshares Common Stock as of December 31, 2009. It is specifically provided, however, that the total value of all of the cash and Bancshares Common Stock consideration to be issued as set forth in this Section 2.1(a) shall not exceed four times the net revenue of L&W for the year ended December 31, 2009 and shall be reduced accordingly if necessary, but in no event shall there be a reduction in the amount of cash issued pursuant to Section 2.1(a)(i) or the shares of Bancshares Common Stock issued pursuant to Section 2.1(a)(ii). For purposes of section 2.1(a)(iii), the following definitions shall apply:

(i) “after tax net income of the Continuing Corporation” shall be the net income of the Continuing Corporation, determined in accordance with generally accepted accounting principles, after provisions for income taxes, calculated as if the Continuing Corporation were operating as an independent business, except that the federal and state tax rates shall be the same as Bancshares’ consolidated tax rates. This determination shall be made annually by the independent certified public accounting firm that attests to Bancshares’ financial statements.

(ii) “market value” of a share of Bancshares Common Stock as of December 31, 2009 shall be determined as follows: (y) if Bancshares Common Stock is publicly traded on a national securities exchange, the market value shall be the average of the closing prices of Bancshares Common Stock for the ten trading days preceding the delivery of the shares, or (z) if Bancshares Common Stock is not publicly traded as of December 31, 2009 on a national securities exchange, then the market value shall be the book value of a share of Bancshares Common Stock as of December 31, 2009 multiplied by 150%.

(iii) “total value of the shares of Bancshares Common Stock to be issued” shall be calculated by adding (a) $14,250,000 and (b) the product of the number of shares to be issued no later than March 31, 2010 as set forth above multiplied by the market value of a share of Bancshares Common Stock as of December 31, 2009.

(iv) “net revenue” of the Continuing Corporation shall be total revenue minus direct costs of payments to solicitors for solicitation of business as set forth in the Continuing Corporation’s internal financial statements.

Section 2.2 Determination of Exchange Ratio.

(a) The amount of cash into which each share of L&W Common Stock shall be converted and exchanged for on the Effective Date will equal $6,000,000 divided by the number of shares of L&W Common Stock outstanding as of the Effective Time.

(b) The number of shares of Bancshares Common Stock into which each share of L&W Common Stock will be converted into and exchanged for on the Effective Date will equal the number of shares of Bancshares Common Stock calculated as set forth in Section 2.1(a)(ii) of this Agreement divided by the number of shares of L&W Common Stock outstanding as of the Effective Time (rounded to the nearest ten thousandth).

(c) The number of shares of Bancshares Common Stock to be delivered pursuant to this Agreement shall be adjusted appropriately to reflect any change in the number of shares of Bancshares Common Stock by reason of any stock dividends or splits, reclassification, reorganization, recapitalization or conversion or other similar change in capitalization with respect to Bancshares Common Stock, received or to be received by holders of Bancshares Common Stock, when the record date or payment occurs prior to the Effective Time.

Section 2.3 Dissenting Shares. Each share of L&W Common Stock issued and outstanding immediately prior to the Effective Time, the holder of which has not voted in favor of the Merger and who has delivered a written demand for payment of the fair value of such shares within the time and in the manner provided in Article 5.12 of the TBCA, is referred to herein as a “Dissenting Share.” Dissenting Shares shall not be converted into or represent the right to receive the Merger Consideration pursuant to Section 2.1 of this Agreement unless and until such holder shall have failed to perfect or shall have effectively withdrawn or lost his right to appraisal and payment under Article 5.12 of the TBCA. If any such holder shall have so failed to perfect or shall have effectively withdrawn or lost such right, such holder’s Dissenting Shares shall thereupon be deemed to have been converted into and to have become exchangeable for, at the Effective Time, the right to receive the Merger Consideration without any interest thereon.

Section 2.4 Exchange of Shares.

(a) As soon as practicable after the Effective Time, Bancshares shall mail or deliver to each record holder of an outstanding certificate or certificates which as of the Effective Time represented shares of L&W Common Stock (the “Certificates”), a form letter of transmittal which will specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to Bancshares and contain instructions for use in effecting the surrender of the Certificates for payment therefor. Upon surrender to

Bancshares of a Certificate, together with such letter of transmittal duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the amount of cash and number of shares of Bancshares Common Stock provided in Section 2.1 hereof, and such Certificate shall forthwith be cancelled. No interest will be paid or accrued with respect to the shares of Bancshares Common Stock or cash payable upon surrender of the Certificates. Until surrendered in accordance with the provisions of this Section 2.4, each Certificate (other than Certificates representing Dissenting Shares) shall represent for all purposes the right to receive the Merger Consideration without any interest thereon.

(b) No dividends or other distributions declared after the Effective Time with respect to shares of Bancshares Common Stock and payable to the holders thereof shall be paid to the holder of a Certificate until such holder surrenders such Certificate to Bancshares in accordance with this Section 2.4. After the surrender of a Certificate in accordance with this Section 2.4, the holder thereof shall be entitled to receive any such dividends or other distributions, without interest thereon, which had become payable after the Effective Time with respect to the shares of Bancshares Common Stock represented by such Certificate.

(c) After the Effective Time, the stock transfer ledger of L&W shall be closed and there shall be no transfers on the stock transfer books of L&W of the shares of L&W Common Stock which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates are presented to Bancshares, they shall be promptly exchanged as provided in this Section 2.4.

(d) In the event any Certificate shall have been lost, stolen or destroyed, then upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if required by Bancshares, the posting by such person of a bond in such amount as Bancshares may direct as indemnity against any claim that may be made against Bancshares with respect to such Certificate, Bancshares will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

III. REPRESENTATIONS AND WARRANTIES OF THE SHAREHOLDERS

The Shareholders, knowing and intending that Bancshares is relying on such representations and warranties in entering into this Agreement, hereby jointly and severally represent and warrant to Bancshares as follows:

Section 3.1 Ownership.

(a) As of the date of this Agreement, each Shareholder is the owner of the shares of L&W Common Stock set forth beside his name in Exhibit “A” to this Agreement, which shares in the aggregate constitute 100% of the issued and outstanding shares of L&W Common Stock. Each Shareholder owns these shares free and clear of all claims, including, by way of illustration, but not limitation, any liens, voting or buy-sell agreements and encumbrances whatsoever, and has the right to transfer such L&W Common Stock as contemplated by this Agreement.

Section 3.2 No Conflict. The execution of this Agreement and all agreements, documents and transactions contemplated hereby will not (i) violate any law to which any Shareholder is subject or (ii) materially violate the terms of any agreement to which any Shareholder is a party or by which he is bound.

Section 3.3 Approvals; Authority. Each Shareholder has all requisite capacity, right, power and authority necessary to execute and deliver this Agreement, to consummate the transactions contemplated hereby and to perform his obligations hereunder. This Agreement has been duly and validly executed and delivered by each Shareholder and constitutes the valid and binding obligations of such Shareholder, enforceable against such Shareholder in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors’ rights generally.

Section 3.4 Certificates. The certificates for the shares of L&W Common Stock to be delivered to Bancshares pursuant to this Agreement shall be in proper form for transfer and all requirements for the transfer and delivery of the said shares to and for vesting good and marketable title in Bancshares shall have been complied with and upon delivery of the said shares to Bancshares, Bancshares will acquire good and marketable title to all such shares free and clear of all claims, liens, equities or encumbrances or restrictions of any kind.

IV. REPRESENTATIONS AND WARRANTIES

OF L&W AND THE SHAREHOLDERS

L&W and each Shareholder, jointly and severally, knowing and intending that Bancshares is relying on such representations and warranties in entering into this Agreement, hereby represent and warrant to Bancshares as follows:

Section 4.1 Organization and Qualification. L&W is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas, and has all necessary corporate power and authority (including all licenses, franchises, registrations, permits and other governmental authorizations which are legally required) to own, lease and operate the assets and properties now owned and operated by it and to conduct the business conducted by it as of the Closing. L&W is qualified to do business and is in good standing in all jurisdictions in which the nature of its business or ownership of its properties make such qualification necessary and where the failure to be so authorized would have a Material Adverse Effect on L&W. L&W has no subsidiaries and has no equity or voting ownership in any entity. True and complete copies of L&W’s Certificate of Incorporation and Bylaws are attached hereto as Schedule 3.1. L&W is a registered investment adviser under the Investment Adviser’s Act of 1940, as amended.

Section 4.2 Capitalization. The authorized capital stock of L&W consists of 1,000,000 shares of L&W Common Stock, 2,230 of which are issued and outstanding. All of the issued and outstanding shares of L&W Common Stock are validly issued, fully paid and nonassessable, and have not been issued in violation of the preemptive rights of any person or in violation of applicable federal or state laws. There are no existing options, warrants, calls, convertible securities or commitments of any kind obligating L&W to issue any shares of L&W Common Stock, nor does L&W have any outstanding commitment or obligation to repurchase, reacquire or redeem any such shares. Except as described in Schedule 3.2, there are no voting trusts, voting agreements, buy-sell agreements or other similar arrangements affecting L&W Common Stock.

Section 4.3 Approvals; Authority.

(a) L&W has full corporate power and authority to execute and deliver this Agreement (and any related documents), and L&W has full legal capacity, power and authority to perform its obligations hereunder and thereunder and to consummate the contemplated transactions.

(b) The Board of Directors of L&W has approved this Agreement and the transactions contemplated herein and no further corporate proceedings of L&W are needed to execute and deliver this Agreement and consummate the transactions contemplated therein. This Agreement has been duly executed and delivered by L&W and is a duly authorized, valid, legally binding agreement of L&W enforceable against L&W in accordance with its terms, subject to the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights generally and general equitable principles.

Section 4.4 Financial Statements.

(a) L&W has furnished or made available to Bancshares true and complete copies of (i) its financial statements as of December 31, 2004, 2003 and 2002, and for the years then ended together with the notes thereto. The financial statements referred to in this Section 4.4 are collectively referred to in this Agreement as the “L&W Financial Statements.”

(b) Each of the L&W Financial Statements fairly present the financial position of L&W and the results of its operations at the dates and for the periods indicated in conformity with accounting principles generally accepted in the United States of America.

(c) Since December 31, 2004, L&W did not have any liabilities, fixed or contingent, which are material and are not fully shown or provided for in such L&W Financial Statements or otherwise disclosed in this Agreement or in any of the documents delivered to Bancshares.

Section 4.5 No Adverse Change. Except as described in Schedule 3.5, (i) there has been no material adverse change in the business, properties or financial condition of L&W since December 31, 2004, which, in the aggregate, exceeds $25,000 and (ii) there has been no net reduction in the total estimated annualized revenue (based on fourth quarter 2004 annualized revenue) from the book of client relationships since December 31, 2004 which in the aggregate represents more than $50,000 in annual net revenue to L&W.

Section 4.6 Tax Matters. All franchise, business, personal property, sales, use and income tax, employment taxes including withholding taxes and other taxes, whether federal, state or local, imposed or assessed upon L&W and its subsidiaries for any and every period before the date hereof and before the Effective Time (including interest and penalties, if any) have been paid or have been provided for by L&W, and L&W has filed, or shall have filed, on or before the respective due dates therefor, all returns and/or reports required to be filed in connection with such taxes for any and every such period. True and complete copies of L&W’s federal income tax returns for its fiscal years ended December 31, 2001, 2002 and 2003 are attached hereto as Schedule 3.6 and a copy of L&W’s 2004 income tax return will be delivered to Bancshares when available. The Internal Revenue Service has not provided L&W with any notice of an audit of L&W’s tax returns for the aforesaid years.

Section 4.7 Litigation. Except as set forth in Schedule 3.7, there presently is no claim, legal action, suit, arbitration, proceeding or governmental investigation (including, but not limited to, those by any federal or state regulatory agency) of or relating to L&W, the business of L&W, pending or, to the knowledge of L&W or any Shareholder, threatened. Neither L&W nor any Shareholder is aware of existing circumstances which would give rise to any adverse governmental or regulatory investigation, legal proceeding or other investigatory matter that would reasonably be expected to have a Material Adverse Effect on L&W.

Section 4.8 Approvals. L&W has all of the permits, licenses, registrations, consents and approvals of government agencies which have jurisdiction over its business that are necessary in order to operate its businesses in the places and in the manner currently conducted.

Section 4.9 Compliance with Laws and Regulations. L&W has complied in all material respects with all laws, rules, regulations, ordinances, orders, judgments, and decrees applicable to the operation of its businesses. L&W has filed all reports, notices and filings that are required to be filed with the Securities and Exchange Commission or any other regulatory authority having jurisdiction over L&W, and such reports, notices and filings are, to the knowledge of L&W, true and correct in all material respects.

Section 4.10 Notices and Consents. Except as described in Schedule 3.10, no notices, reports, or other filings are required to be made by L&W with, nor are any consents, registrations, approvals, permits, or authorizations required to be obtained by L&W from, any Investment Account holder, governmental or regulatory authorities of the United States or any state or any other persons to which any of them is obligated (including from any other party to any assumed contract or any required regulatory approvals) in connection with the execution and delivery by them of this Agreement and the consummation by them of the transactions contemplated by this Agreement.

Section 4.11 Investment Account Records. L&W’s file documentation, records and all other information relating to the Investment Accounts are complete and correct in all material respects, and there have been no material transactions relating to the Investment Accounts which properly should have been set forth therein and which have not been accurately so set forth.

Section 4.12 Investment Account Management. L&W has, to the best of its knowledge, managed the Investment Accounts in all material respects according to the terms and provisions of L&W’s governing instruments and contractual agreements with its clients. L&W has used its best efforts to satisfy its duties, responsibilities and obligations as a fiduciary with respect to the Investment Accounts. To the best of L&W’s knowledge, there are no violations or lapses in its fiduciary responsibilities to clients which could in the aggregate be expected to cause a Material Adverse Effect on L&W.

Section 4.13 Real Property Owned or Leased.

(a) L&W does not own any real property. Schedule 3.13 contains a true, correct and complete list of all real property leased by L&W (the “L&W Leased Property”). True and complete copies of all leases or other documentation relating to the leasehold of the properties referred to in Schedule 3.13 have been furnished or made available to Bancshares.

(b) No lease with respect to any L&W Leased Property contains any restrictive covenant that materially restricts the use, transferability or value of such L&W Leased Property. Each of such leases is a legal, valid and binding obligation enforceable in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and is in full force and effect; there are no existing defaults by L&W or the other party thereunder and there are no allegations or assertions of such by any party under such agreement or any events that with notice lapse of time or the happening or occurrence of any other event would constitute a default thereunder.

(c) To the knowledge of L&W, none of the buildings and structures located on any L&W Leased Property, nor any appurtenances thereto or equipment therein, nor the operation or maintenance thereof, violates in any material manner any restrictive covenants or encroaches on any property owned by others, nor does any building or structure of third parties encroach upon any L&W Leased Property, except for those violations and encroachments which in the aggregate could not reasonably be expected to cause a Material Adverse Effect on L&W. No condemnation proceeding is pending or, to L&W’s knowledge, threatened, which would preclude or materially impair the use of any L&W Leased Property in the manner in which it is currently being used.

(d) L&W has a valid and enforceable leasehold interest in, or a contract vendee’s interest in, all L&W Leased Property, and such interest is free and clear of all liens, charges or other encumbrances, except (i) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (ii) those liens related to real property taxes, local improvement district assessments, easements, covenants, restrictions and other matters of record which do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant real property.

(e) Except as set forth in Schedule 3.13(e), all buildings and other facilities used in the business of L&W are adequately maintained and, to the knowledge of L&W, are free from defects which could materially interfere with the current or future use of such facilities.

Section 4.14 Personal Property. L&W has good title to, or a valid leasehold interest in, all personal property, whether tangible or intangible, used in the conduct of its business (the “L&W Personalty”), free and clear of all liens, charges or other encumbrances, except (a) statutory liens for amounts not yet delinquent or which are being contested in good faith through proper proceedings and (b) such other liens, charges, encumbrances and imperfections of title as do not individually or in the aggregate materially adversely affect the use and enjoyment of the relevant L&W Personalty. Subject to ordinary wear and tear, the L&W Personalty is in good operating condition and repair and is adequate for the uses to which it is being put. It is specifically noted, however, that certain furnishings in the offices of Shareholders which are used in the conduct of L&W’s business are owned by such Shareholders personally. The Shareholders agree that during the time of their continued employment by L&W they will make these furnishings available without charge for business use in a manner consistent with L&W’s historical practices.

Section 4.15 Contracts and Commitments.

(a) Except as set forth in Schedule 3.15, L&W is not a party to or bound by any of the following (whether written or oral, express or implied):

(i) employment contract or severance arrangement (including without limitation any collective bargaining contract or union agreement or agreement with an independent consultant) which is not terminable by L&W on less than sixty (60) days’ notice without payment of any amount on account of such termination;

(ii) bonus, stock option, deferred compensation or profit-sharing, pension or retirement plan or welfare plan or other employee benefit arrangement;

(iii) material lease or license with respect to any property, real or personal, whether as landlord, tenant, licensor or licensee;

(iv) contract or commitment for capital expenditures;

(v) material contract or commitment made in the ordinary course of business for the purchase of materials or supplies or for the performance of services over a period of more than one hundred twenty (120) days from the date of this Agreement;

(vi) contract or option to purchase or sell any real or personal property other than in the ordinary course of business;

(vii) contract, agreement or letter with respect to the management or operations of L&W imposed by any regulatory authority having supervisory jurisdiction over L&W;

(viii) agreement, contract or indenture related to the borrowing by L&W of money other than those entered into in the ordinary course of business;

(ix) guaranty of any obligation for the borrowing of money, excluding endorsements made for collection, repurchase or resell agreements, letters of credit and guaranties made in the ordinary course of business; or

(x) contracts, other than the foregoing, with annual payments aggregating $25,000 or more not made in the ordinary course of business and not otherwise disclosed in this Agreement, in any schedule attached hereto or in any document delivered or referred to or described in writing by L&W to Bancshares.

Section 4.16 Insurance.

(a) A true, correct and complete list of all insurance policies owned or held by or on behalf of L&W (other than credit-life policies) including the insurer, policy numbers, amount of coverage, deductions, exclusions, type of insurance, effective and termination dates and any pending claims thereunder involving more than $50,000 is set forth in Schedule 3.16(a).

(b) All policies of general liability, theft, life, fire, workers’ compensation, health, directors and officers, and other forms of insurance owned or held by L&W (i) are in full force and effect and all premiums that are due and payable with respect thereto are currently paid; (ii) are, to L&W’s and each Shareholder’s knowledge, sufficient for compliance with all requirements of applicable laws and of all agreements to which L&W is a party; (iii) are adequate, in the reasonable judgment of L&W and each Shareholder in accordance with prudent banking principles, for the business conducted by L&W in respect of amounts, types and risks insured; (iv) are, to L&W’s and each Shareholder’s knowledge, valid, outstanding and enforceable policies (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies); and (v) will remain in full force and effect through the Closing Date, subject to normal renewal policies and procedures, including, without limitation, the payment of premiums. No insurer under any such policy or bond has canceled or indicated an intention to cancel or not to renew any such policy or bond effective at any time prior to the Effective Time or generally disclaimed liability thereunder. L&W is not in default under any such policy or bond, and all material claims thereunder have been filed in a timely fashion. L&W has not been denied or had revoked or rescinded any policy of insurance during the last three fiscal years.

(c) L&W currently owns the life insurance policies on the lives of its Shareholders set forth in Schedule 3.16(c). L&W anticipates that these policies will be cancelled or transferred to the individual Shareholders covered at the time of Closing at no cost to Bancshares.

Section 4.17 No Conflict With Other Instruments. The execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby will not (i) conflict with or violate any provision of L&W’s Articles of Incorporation or Bylaws or (ii) assuming all required shareholder and regulatory approvals and consents are duly obtained, will not (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to L&W or any of its properties or assets, or (B) violate, conflict with, result in a breach of any provision of or constitute a default (or an event which, with or without notice or lapse of time, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, cause Bancshares or L&W to become subject to or liable for the payment of any tax, or result in the creation of any lien, charge or encumbrance upon any of the properties or assets of L&W under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease agreement, instrument or obligation to which L&W is a party, or by which any of its properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults which either individually or in the aggregate will not have a Material Adverse Effect on L&W.

Section 4.18 Intellectual Property Rights. Schedule 3.18 contains a correct and complete list of all registered trademarks, registered service marks, trademark and service mark applications, trade names and registered copyrights presently owned or held by L&W or used under license by it in the conduct of its business (the “Intellectual Property”). L&W owns or has the right to use and continue to use the Intellectual Property in the operation of its business. Except as set forth in Schedule 3.18, L&W is not infringing or violating any patent, copyright, trademark, service mark, label filing or trade name owned or otherwise held by any other party, nor has L&W used any confidential information or any trade secrets owned or otherwise held by any other party, without holding a valid license for such use.

To the knowledge of L&W and each Shareholder, L&W is not engaging, nor has L&W been charged with engaging, in any kind of unfair or unlawful competition. Neither the execution, delivery and performance of this Agreement nor the consummation of the transactions contemplated hereby will in any way impair the right of L&W or. Bancshares to use, sell, license or dispose of, or to bring any action for the infringement of, the Intellectual Property.

Section 4.19 Environmental Matters. Except for de minimis quantities associated with office equipment and general office operations, L&W has not used any hazardous substances (as defined in the Industrial Site Recovery Act (“ISRA”)) at any location and no hazardous substances shall be placed on or used at L&W offices by L&W or L&W employees through the Effective Time. L&W and each Shareholder represent that to their knowledge (i) L&W is not liable for any investigation, remediation or removal of hazardous substances from L&W sites, past or present and (ii) no set of circumstances exists which could reasonably be expected to result in an action, claim or proceeding against L&W or whereby L&W could be named as potentially responsible party for environmental contamination. L&W and each Shareholder represent that to their knowledge no properties now leased or previously leased by L&W contain (i) underground storage tanks, active or abandoned, which contain hazardous substances, (ii) asbestos-containing materials or structural asbestos, which could pose a risk of harm to employees or the general public, or (iii) or PCB or PCB-contaminated equipment. L&W and each Shareholder represent that to their knowledge L&W does not have any contingent liability in connection with any release of any hazardous or toxic waste, substance, constituent or other substance into the environment and none of L&W’s operations involves the generation, transportation, treatment or disposal of hazardous waste, as defined under 40 C.F.R. Parts 260-270 or any state equivalent. L&W has never owned any real property except for leasehold interests.

Section 4.20 Employment Matters. To their knowledge, neither L&W nor any Shareholder is aware of any circumstances or conditions which could reasonably be expected to result in L&W incurring any employment discharge liability or employment termination claims or any other employment-related liabilities, obligations or claims such as, by way of illustration, but not limitation, claims for sexual harassment, disability, discrimination or discrimination based on any protected conduct, status, ethnicity or the like, etc., from any present or former employees.

Section 4.21 Employee Compensation. Attached as Schedule 3.21 is an accurate list of each employee of L&W during 2004 which accurately indicates the aggregate compensation paid to such employee on a Form W-2 basis during 2004. None of the employees received any compensation from L&W during 2004 other than as reported on Form W-2.

Section 4.22 Benefit Plans.

(a) Attached as Schedule 3.22 is a list of all employee benefit plans which over the last five years have been maintained or contributed to by L&W or to which L&W has ever been obligated to contribute with respect to which L&W has any current or ongoing liabilities or obligations. L&W has made available to Bancshares true and correct copies of all employee benefit plans listed on Schedule 3.22.

(b) L&W maintains a profit sharing plan which is qualified under Section 401 of the Internal Revenue Code of 1986 (the “IRC”). L&W has received a favorable ruling (determination letter) from the Internal Revenue Service as to the plans’ qualified status under Section 401 et. seq. of the IRC. L&W has timely made all contributions required of it and has caused to be prepared, and timely filed, all tax reporting forms and withheld and paid over any and all appropriate withholding taxes due on employee distributions from the plan. L&W financial books and records as of the Effective Time shall reflect a liability for any payments required of L&W on account of employee contributions made on or prior to that date. Other than as set forth above, L&W has no liability to any deferred compensation plan, trustee or employee for deferred compensation, whether pursuant to a pension, profit sharing, so-called Code Section 401(k) plan, or pursuant to a separate agreement with any employee, whether written or otherwise.

Section 4.23 Accuracy of Representations and Warranties. No representation or warranty by L&W or any Shareholder contained in this Agreement or any statement or document furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained, taken as a whole, not misleading.

Section 4.24 Liabilities. Except as disclosed in Schedule 3.24, L&W does not have any liability as guarantor, surety, co-signer, endorser, co-maker, indemnitor, or obligor in respect of the obligation, indebtedness or liability of any person.

Section 4.25 Insider Loans. Subsequent to December 31, 2004, L&W has not made any loan or advance to any shareholder or key employee except in the ordinary course of business and the aggregate amount of all such loans and advances shall not substantially exceed the amounts set forth in L&W’s financial statement as of December 31, 2004.

Section 4.26 No Violations. To L&W’s and each Shareholder’s knowledge, except as disclosed in Schedule 3.26, no consent, waiver, authorization, approval, order, license, certificate, permit, registration, declaration or filing is required by L&W in connection with the execution, delivery or performance of this Agreement or any other agreement, document or instrument required to be executed and delivered by L&W pursuant hereto or in connection herewith where the consummation of the transactions contemplated hereby would be a violation of (i) any governmental authority or any court or other tribunal or (ii) any contract, indenture, mortgage, lease, license or other agreement or instrument to which L&W is a party or by which L&W or any of its assets or properties is subject or bound.

Section 4.27 Affiliates. Attached as Schedule 3.27 is an accurate list of each person who has had a prior affiliation with L&W in a capacity as an employee, employee-producer, independent producer, director or stockholder to whom L&W owes any money or to whom L&W has any obligation to make payments and shows the aggregate amount of indebtedness and/or the periodic payments required to such person.

Section 4.28 Power of Attorney. L&W has not granted any power of attorney or comparable delegation of authority, which would be binding on L&W after the Effective Time.

Section 4.29 Minutes and Records. The minute books and stock transfer ledgers of L&W are complete and correct in all material respects.

Section 4.30 Brokers and Finders Fee. Neither L&W nor the Shareholders have employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated herein.

V. REPRESENTATIONS AND WARRANTIES OF BANCSHARES

Bancshares, knowing and intending that L&W is relying on such representations and warranties in entering into this Agreement, hereby represents and warrants to L&W as follows:

Section 5.1 Organization. Bancshares is a thrift holding company duly organized, validly existing and in good standing under the laws of the United States of America, and Encore is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States of America. Each of Bancshares and Encore Bank (“Encore”) has all necessary corporate power and authority (including all licenses, franchises, permits and other governmental authorizations which are legally required) to own, lease and operate the assets and properties now owned and operated by each of them as of the Closing. Bancshares and Encore are duly qualified to do business and are in good standing in all jurisdictions in which the nature of their business or ownership of their properties makes such qualification necessary and where the failure to so qualify would have a Material Adverse Effect on their business operations or their financial condition. Bancshares’ execution of this Agreement and the performance of its obligations hereunder has been duly approved by its Board of Directors.

Section 5.2 No Conflict. The execution of this Agreement and all agreements, documents and transactions contemplated hereby will not (i) violate any law to which Bancshares is subject or (ii) materially violate the terms of any agreement to which Bancshares is a party or by which either is bound.

Section 5.3 Litigation. There presently is no material claim, legal action, suit, arbitration, or governmental investigation of or relating to either Bancshares or Encore or their businesses, including, by way of illustration, but not limitation, any activity by the OTS or any other bank regulatory agency pending or, to the Bancshares’s knowledge, threatened. Bancshares has no reason to believe that any set of circumstances exists which is likely to give rise to any materially adverse governmental investigation, legal proceeding or other investigatory matter.

Section 5.4 Accuracy of Representations and Warranties. No representation or warranty contained in this Agreement or any statement or document furnished or to be furnished pursuant hereto contains or will contain any untrue statement of a material fact, or omits or will omit to state any material fact required to make the statements herein or therein contained, taken as a whole, not misleading.

Section 5.5 Approvals. To Bancshares’s knowledge, no consent, waiver, authorization, approval, order, license, certificate, permit, registration, declaration or filing is required by Bancshares in connection with the execution, delivery or performance of this Agreement or any other agreement, document or instrument required to be executed and delivered by Bancshares pursuant hereto or in connection herewith where the consummation of the transactions contemplated hereby would be a violation of (i) any governmental authority or any court or other tribunal or (ii) any contract, indenture, mortgage, lease, license or other agreement or instrument to which Bancshares is a party or by which Bancshares or any of their assets or properties are subject or bound.

Section 5.6 Authority. Bancshares has all requisite capacity, right, power and authority necessary to execute and deliver this Agreement and all agreements and documents contemplated hereby, to consummate the transactions contemplated hereby and thereby and to perform Bancshares’s obligations hereunder and thereunder. This Agreement has been duly and validly executed and delivered by Bancshares and constitutes the valid and binding obligation of Bancshares, enforceable against Bancshares in accordance with its terms, except to the extent that such enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws of general applicability relating to or affecting creditors’ rights generally.

Section 5.7 Addition to Bancshares’ Board of Directors. Bancshares agrees to cause G. Walter Christopherson to be appointed to its Board of Directors to serve until the next annual meeting of shareholders.

Section 5.8 Management. Bancshares represents that its intention is to operate the Continuing Corporation after the Effective Time as an independent subsidiary of Encore and substantially in the manner in which L&W is currently operated with respect to how services are delivered to L&W’s clients. In particular, Bancshares has no current intention or plan to (i) remove responsibility for investment management and portfolio decisions concerning L&W’s clients from L&W’s regular Investment Committee; (ii) impose quotas, cross-selling requirements or similar arrangements which would require L&W’s professional staff to recommend other products or services offered by Encore; (iii) impose requirements or restrictions limiting L&W’s flexibility to recommend and offer to clients a variety of independent custodians and brokerage firms to offer custody and execution services; (iv) change the name or marketing identity of the firm as “Linscomb & Williams;” or (v) substantially alter the menu of services or their means of delivery to clients without approval by a majority of L&W’s Shareholders. Notwithstanding the above, Bancshares and L&W acknowledge the legal duty of the Board of Directors to manage Bancshares and all of its subsidiaries in the best interests of Bancshares’ shareholders and to make any changes necessary to fulfill that legal duty.

Section 5.9 Brokers and Finders. Bancshares has not employed any broker or finder or incurred any liability for any brokerage fees, commissions or finders’ fees in connection with this Agreement and the transactions contemplated herein.

VI. CONDUCT PENDING THE CLOSING DATE

Bancshares, L&W and the Shareholders covenant and agree as follows:

Section 6.1 Activities of L&W Pending Closing. L&W and the Shareholders covenant and agree that, between the date of this Agreement and the Effective Time:

(a) No change will be made in the Articles of Incorporation or Bylaws of L&W without prior written consent of Bancshares.

(b) L&W will use its reasonable best efforts to (i) carry on its business as currently conducted, (ii) maintain and keep its properties in as good repair and condition as at present, except for deterioration due to ordinary wear and tear and damage due to casualty, (iii) cause it to perform in all material respects all of its obligations under contracts, leases and documents relating to or affecting its assets and business, except such obligations as it may in good faith reasonably dispute, (iv) maintain and preserve its business and the goodwill of its customers, (v) retain its present employees and customers and (vi) comply with and perform in all material respects all obligations and duties imposed upon it by all federal and state laws, and all rules, regulations and orders imposed by federal, state or local governmental authorities.

(c) L&W shall provide notice to Bancshares of any written communication received by L&W from any regulatory authority regarding the existence of any pending or threatened enforcement proceeding, which notice shall describe the nature of such proceeding in general terms, exclusive of any information, the disclosure which is prohibited by law.

(d) L&W shall not authorize or knowingly permit any officer, director, employee, investment banker, attorney, accountant or other agent or representative to entertain, solicit or encourage any inquiries or the making of any proposal which may reasonably be expected to lead to any proposal for a purchase of assets, assumption of liabilities, merger, business combination or acquisition of a substantial direct or indirect equity interest or participate in any discussions or negotiations, or provide third-parties with any information relating to any such inquiry or proposal. L&W shall immediately inform Bancshares in writing of any such inquiries or proposals.

(e) Other than increases made in the ordinary course of business consistent with historical practices, no increase in the rate of compensation paid to any employee or producer of L&W shall be made without Bancshares’s prior written consent.

(f) L&W shall not enter into any contract or agreement requiring annual payments in excess of $25,000, without the prior written consent of Bancshares.

(g) L&W shall not enter into any employment arrangement or agreement regarding professional staff members without the prior written consent of Bancshares. L&W acknowledges that it shall be responsible for any discharge, liability or employment termination claims for any employee of L&W who has been or is terminated prior to or on the Effective Time.

(h) L&W shall be permitted to make distributions to its Shareholders during the term of this Agreement so long as any such distribution does not cause the total equity of L&W as determined in accordance with GAAP to become a deficit.

Section 6.2 Applications and Approvals.

(a) L&W, the Shareholders and Bancshares shall use their reasonable best efforts to promptly pursue all bank regulatory and other governmental and regulatory approvals (including, but not limited to, approvals, authorizations, declarations, licenses, registrations and filings) which are required under or pursuant to applicable laws and regulations, or which are otherwise required by or on the part of the Bancshares, New Sub and L&W, in order to effect the delivery and performance of this Agreement and any agreements related to this Agreement and the transactions contemplated hereby and thereby. In furtherance of the foregoing, Bancshares and Encore shall make all applications and submit all necessary documents to the OTS and any other requisite bank regulatory authority. L&W will furnish Bancshares and Encore with all information concerning either entity required for inclusion in any application or statement to be made by Bancshares to or filed by Bancshares or Encore with any governmental body in connection with the transactions contemplated by this Agreement, and L&W and the Shareholders represent and warrant that all information so furnished for such statements and applications shall be true and correct in all material respects and shall not omit any material fact required to be stated therein or necessary to make the statements made, in light of the circumstances under which they were made, not misleading.

(b) As soon as practicable, L&W will take all steps under applicable laws and its Articles of Incorporation and Bylaws to call, give notice of, convene and hold a meeting of its shareholders at a time mutually agreed to by the parties hereto for the purpose of considering and voting on this Agreement. The Shareholders hereby agree to vote all of their L&W Stock in favor of the Merger.

Section 6.3 Access to Properties and Records. To the extent permitted by applicable law, L&W shall (a) afford the executive officers and authorized representatives (including legal counsel, accountants and consultants) of Bancshares and Encore full access to the properties, books and records of L&W in order that Bancshares and Encore may have full opportunity to make such reasonable investigation as it shall desire to make of the affairs of L&W, and (b) to furnish Bancshares and Encore with such additional financial and operating data and other information as to the business and properties of L&W as Bancshares shall, from time to time, reasonably request. In the event of the termination of this Agreement, Bancshares will return to L&W all documents and other information obtained pursuant hereto and will keep confidential any information obtained pursuant to this Agreement.

Section 6.4 Confidentiality. Neither Bancshares nor L&W will, directly or indirectly, before or after the consummation or termination of this Agreement, disclose any confidential information, whether written or oral (“Subject Information”) acquired from the other party to any person, firm, corporation, association or other entity for any reason or purpose whatsoever, other than in connection with the regulatory notice and application process or, after termination of this Agreement pursuant to Section 9.1 hereof, use such Subject Information for its own purposes or for the benefit of any person, firm, corporation, association, or other entity under any circumstances. The term “Subject Information” does not include any information that (a) at the time of disclosure or thereafter is generally available to and known to the public, other than by a breach of this Agreement by the disclosing party, (b) was available to the disclosing party on a nonconfidential basis from a source other than the nondisclosing party or (c) was independently acquired or developed without violating any obligations of this Agreement. It is specifically provided, however, that L&W may disclose certain information regarding this transaction to its professional advisers assisting with the terms and structure of this transaction and that L&W must disclose to certain existing clients the potential change in ownership of L&W in connection with the clients’ decision to continue their existing investment management agreement with L&W.

Section 6.5 Employee Benefit Plans. L&W shall execute and deliver such instruments and take such other actions as Bancshares may reasonably require in order to cause the amendment or termination of any of its employee benefit plans on terms satisfactory to Bancshares and in accordance with applicable law and effective as of the Effective Time. Bancshares agrees that the employees of L&W who continue their employment after the Effective Time (the “L&W Employees”) will be entitled to participate as newly hired employees in the employee benefit and incentive plans and programs maintained for employees of Bancshares and Encore, in accordance with the respective terms of such plans and programs, and Bancshares shall take all actions necessary or appropriate to facilitate coverage of the L&W Employees in such plans and programs from and after the Effective Time, subject to the following:

(a) Each L&W Employee will be entitled to credit for prior service with L&W for all purposes under the employee welfare benefit plans and other employee benefit plans and programs (other than stock option plans), sponsored by Bancshares and Encore to the extent L&W sponsored a similar type of plan in which the L&W Employees participated immediately prior to the Effective Time. Any eligibility waiting period and pre-existing condition exclusion applicable to such plans and programs shall be waived with respect to each L&W Employee and their eligible dependents. For purposes of determining L&W Employee’s benefit for the calendar year in which the sale described herein occurs under Bancshares’ vacation program, any vacation taken by the L&W Employee immediately preceding the Effective Time for the calendar year in which the sale described herein occurs will be deducted from the total Bancshares vacation benefit available to such L&W Employee for such calendar year. Bancshares further agrees to credit each L&W Employee and their eligible dependents for the year during which coverage under Bancshares’ group health plan begins, with any deductibles already incurred during such year, under L&W’s group health plan.

(b) Each L&W Employee shall be entitled to credit for past service with L&W (or its predecessors) for the purpose of satisfying any eligibility or vesting periods applicable to Bancshares’ employee benefit plans which are subject to Sections 401(a) and 501(a) of the Code (including, without limitation, Bancshares’ 401(k) Profit Sharing Plan).

Section 6.6 Termination of L&W Buy Sell Agreement. By execution of this Agreement, each Shareholder acknowledges and agrees that the L&W Buy Sell Agreement dated December 1, 1999 is hereby terminated and of no further force and effect, provided, however that the L&W Buy Sell Agreement shall survive as effective if this Agreement is terminated pursuant to Article IX thereof.

Section 6.7 Notice to Investment Advisory Clients. Pursuant to the rules promulgated by the Securities and Exchange Commission for registered investment advisers, L&W will properly and timely notify its clients of the pending change in ownership of L&W so that consent to such change in ownership shall have been obtained or deemed to be obtained prior to the Effective Time.

VII. CONDITIONS PRECEDENT TO OBLIGATIONS

OF BANCSHARES, L&W AND THE SHAREHOLDERS TO CLOSE

Section 7.1 Bancshares’ Conditions. Bancshares’s obligation to complete this transaction shall be subject to fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by Bancshares:

(a) L&W and the shareholders shall deliver a certificate attesting that the representations and warranties of the Shareholders and L&W set forth in ARTICLES III and IV hereof shall be true, accurate and correct in all material respects at the Closing Date as though made at and as of that date, except to the extent such representations and warranties speak as of an earlier date.

(b) L&W and the Shareholders shall have performed in all material respects all covenants and undertakings required by this Agreement to be performed by them on or before the Closing Date.

(c) There shall have been no material adverse change in the financial status of L&W or its business operations since December 31, 2004.

(d) There shall be no pending litigation or proceeding against L&W by any third party that could reasonably be expected to have a Material Adverse Effect on L&W.

(e) L&W shall have delivered to Bancshares all of the documents and certifications indicated in this Agreement.

(f) Bancshares shall have received evidence satisfactory to the Bancshares of all bank regulatory, insurance and other governmental and regulatory approvals (including, but not limited to, approvals, authorizations, declarations, licenses, registrations and filings) which are required under or pursuant to applicable laws and regulations, or which are otherwise required by or on the part of the Bancshares New Sub and/or L&W, in order to effect the delivery and performance of this Agreement and any agreements related to this Agreement and the transactions contemplated hereby and thereby, none of which approvals shall impose any condition which in the judgment of Bancshares would adversely impact the anticipated economic and business benefits contemplated by transactions set forth in this Agreement or would otherwise be so burdensome as to render inadvisable consummation of this transaction.

(g) No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened by any third party which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially adversely affect Bancshares if the transactions contemplated hereby are consummated.

(h) Bancshares shall have entered into a Non-Competition and Change in Control Agreement with each of Daniel J. Linscomb, George F. Williams, J. Harold Williams, G. Walter Christopherson and Heidi L. Davis, the forms of which are attached hereto as Exhibit B.

Section 7.2 L&W and the Shareholders Conditions. The obligation of L&W and the Shareholders to complete this transaction shall be subject to fulfillment on or before the Closing Date of each of the following conditions, unless waived in writing by L&W and all of the Shareholders:

(a) Bancshares shall have delivered a certificate attesting that the representations and warranties of Bancshares set forth in ARTICLE V hereof shall be true, accurate and correct in all material respects at the Closing Date as though made at and as of that date, except to the extent such representations and warranties speak as of an earlier date.

(b) Bancshares shall have performed in all material respects all covenants and undertakings required by this Agreement to be performed by it on or before the Closing Date.

(c) There shall have been no material adverse change in the financial condition of Bancshares.

(d) There shall be no pending material litigation or proceeding against Bancshares which could be an impediment to the closing of this transaction or have a material adverse effect on the Bancshares.

(e) Bancshares shall have delivered to L&W all of the documents and certifications indicated in this Agreement.

(f) L&W shall have received evidence satisfactory to L&W of all bank regulatory, insurance and other governmental and regulatory approvals (including, but not limited to, approvals, authorizations, declarations, licenses, registrations and filings) which are required under or pursuant to applicable laws and regulations, or which are otherwise required by or on the part of the Bancshares and/or L&W, in order to affect the delivery and performance of this Agreement and any agreements related to this Agreement and the transactions contemplated hereby and thereby.

(g) No suit, action, investigation, inquiry or other proceeding by any governmental body or other person or legal or administrative proceeding shall have been instituted or threatened by any third party which questions the validity or legality of the transactions contemplated hereby and which could reasonably be expected to materially adversely affect L&W if the transactions contemplated hereby are consummated.

(h) Bancshares and the Shareholders shall have entered into the Put Option Agreement attached hereto as Exhibit C.

VIII. CLOSING

Section 8.1 Closing. Subject to the other provisions of this Article VIII, on a mutually acceptable date (“Closing Date”) as soon as practicable within a thirty (30) day period commencing with the latest of the following dates:

(a) the receipt of requisite shareholder approvals and the last approval from any requisite regulatory or supervisory authority and the expiration of any statutory or regulatory waiting period which is necessary to effect the Merger; or

(b) if the transactions contemplated by this Agreement are being contested in any legal proceeding and either party had elected to contest the same, then the date that such proceeding has been brought to a conclusion favorable, in the judgment of each of Bancshares and L&W, to the consummation of the transactions contemplated herein, or such prior date as each of Bancshares and L&W shall elect whether or not such proceeding has been brought to a conclusion.

A meeting (“Closing”) will take place at which the parties to this Agreement will deliver the certificates and other documents required to be delivered under Article VII hereof and any other documents and instruments as may be necessary or appropriate to effect the transactions contemplated by this Agreement. The Closing shall take place at the offices of Bracewell & Giuliani LLP in Houston, Texas, or at such other place to which the parties hereto may mutually agree.

Section 8.2 Effective Time. Subject to the terms and upon satisfaction of all requirements of law and the conditions specified in this Agreement including, among other conditions, the receipt of any requisite approvals of the shareholders of L&W and the regulatory approvals of the OTS and any other federal or state regulatory agency whose approval must be received in order to consummate the Merger, the Merger shall become effective, and the effective time of the Merger shall occur, at the date and time specified in the articles of merger to be filed with the Secretary of State of the State of Texas and the certificate of merger to be filed with the Secretary of State of the State of Texas.

IX. TERMINATION

Section 9.1 Termination.

(a) This Agreement may be terminated by action of the Board of Directors of Bancshares or by L&W at any time prior to the Effective Time if:

(i) any court of competent jurisdiction in the United States or other United States (federal or state) governmental body shall have issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the transaction contemplated herein and such order, decree, ruling or other action shall have been final and non-appealable;

(ii) any of the transactions contemplated by this Agreement are disapproved by any regulatory authority or other person whose approval is required to consummate any of such transactions; or

(iii) the transaction shall not have closed on or before September 30, 2005; provided, however, that the right to terminate under this Section 9.1(a)(iii) shall not be available to any party whose failure to fulfill any material obligation under this Agreement has been the cause of, or has resulted in, the failure of the transaction to close on or before such date;

(b) This Agreement may be terminated at any time prior to the Effective Time by L&W if (i) Bancshares shall fail to comply in any material respect with any of its covenants or agreements contained in this Agreement, or if any of the representations or warranties of Bancshares contained herein shall be inaccurate in any material respect or (ii) any of the conditions set forth in Section 7.2 of this Agreement have not been met or waived by L&W. In the event L&W desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in (i) above, L&W must notify Bancshares in writing of its intent to terminate stating the reason therefor. Bancshares shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of L&W (which approval shall not be unreasonably withheld or delayed).

(c) This Agreement may be terminated at any time prior to the Effective Time by action of the Board of Directors of Bancshares if (i) L&W or the Shareholders shall fail to comply in any material respect with any of their respective covenants or agreements contained in this Agreement, or if any of the representations or warranties of L&W or the Shareholders contained herein shall be inaccurate in any material respect, (ii) any of the conditions set forth in Section 7.1 have not been met or waived by Bancshares or (iii) the Board of Directors of Bancshares reasonably concludes, after consulting with counsel, that Bancshares will be unable to obtain any regulatory approval required in order to consummate the purchase or any such approval is accompanied by terms or conditions which materially and adversely impact the financial consequences of the purchase to Bancshares and Encore. In the event the Board of Directors of Bancshares desires to terminate this Agreement because of an alleged breach or inaccuracy or change as provided in (i) above, such Board of Directors must notify L&W in writing of its intent to terminate stating the cause therefor. L&W shall have fifteen (15) days from the receipt of such notice to cure the alleged breach or inaccuracy, subject to the approval of Bancshares (which approval shall not be unreasonably withheld or delayed).

(d) This Agreement may be terminated at any time prior to the Closing by the mutual written consent of Bancshares and L&W and the approval of such action by each party.

Section 9.2 Effect of Termination. In the event of termination of this Agreement by either Bancshares or L&W as provided in Section 9.1, this Agreement shall become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, except the provisions of Section 6.4 and Article X, which shall survive any such termination. Nothing contained in this Section 9.2 shall relieve any party hereto of any liability for a breach of this Agreement.

X. INDEMNIFICATION

The indemnification provided by this ARTICLE X, subject to the limitations set forth in this ARTICLE X, shall be the exclusive post-closing remedy (other than injunctive relief) available to Bancshares or the Shareholders for any and all Losses (as defined in this ARTICLE X) incurred as a result of the breach by any party of any representation or warranty, covenant or agreement which is contained in this Agreement.

(a) Subject to the provisions of Section 10(b), for purposes of this ARTICLE X, the term “Loss” or “Losses” shall mean all liabilities, losses, damages, costs and expenses (including, without limitation, reasonable attorneys’ and reasonable accountants’ fees and expenses) incurred in connection with the investigation, evaluation, settlement, defense or prosecution of liabilities arising out of any misrepresentations or breach of any representation, warranty, covenant or agreement made pursuant to this Agreement.

(b) Other than in the case of intentional or reckless non-disclosure or other knowing and intentional misconduct, neither Bancshares nor the Shareholders shall be required to indemnify and hold harmless the other party for the first $25,000 of Losses arising from a breach of representation or warranty, covenant or agreement which is contained in this Agreement.

(c) Indemnification by the Shareholders. Subject to the limitations set forth herein, Shareholders Linscomb, George Williams, Harold Williams and Christopherson jointly and severally, and Shareholder Davis, severally, shall and hereby agree to indemnify and hold Bancshares (and its directors, officers, agents, and shareholders) harmless at all times against and in respect of any Losses (net of any insurance proceeds received by the Bancshares or its directors, officers, agents or shareholders for such Losses) arising out of, relating to, or resulting from: (i) any breach by L&W or the Shareholders of any representation, warranty, covenant or agreement made by L&W in this Agreement; (ii) nonperformance of any obligation to be performed on the part of L&W or the Shareholders which is described in this Agreement; (iii) any liability to, or claim of, a third party against L&W or the Shareholders which arose prior to the Effective Time which was not so disclosed to Bancshares, (iv) any employment discharge liability or employment termination claim or any other employment-related liabilities, obligations or claims from any employee of L&W whether or not known as of the Effective Time in respect of any employee terminations prior to the Effective Time or (v) any claims or liability related to a previous ownership interest in L&W.

(d) Indemnification by Bancshares. Subject to the limitations set forth herein, Bancshares shall and hereby agrees to indemnify and hold the Shareholders harmless at all times against and in respect of any Losses arising out of, relating to, or resulting from (i) any breach by Bancshares of any representation, warranty, covenant or agreement made by Bancshares in this Agreement; or (ii) the nonperformance of any obligations to be performed on the part of the Bancshares under this Agreement.

(e) Termination of Indemnification. The respective indemnification agreements set forth above shall terminate and be of no further force and effect on the third anniversary of the Effective Time.

XI. ARBITRATION

The parties hereto agree that any dispute or claim arising out of this Agreement, including whether such dispute or claim is arbitrable, shall be settled by arbitration, but only after the parties have made a good faith effort to resolve the dispute in a mediation administered by the American Arbitration Association. The arbitration tribunal shall consist of a panel of three arbitrators. Each party shall select one arbitrator and the parties to the arbitration shall jointly select the third arbitrator. The parties to the arbitration shall appoint the arbitrators directly by delivering a written notice of appointment, signed by all parties to the arbitration, to the American Arbitration Association (“AAA”) within forty-five (45) days after notice of intention to arbitrate is filed with the AAA. In the event the parties to the arbitration shall fail to appoint the arbitrators as provided above, the arbitrators shall be appointed by the AAA as provided in the Arbitration Rules. The arbitration proceedings shall be conducted in Houston, Texas in accordance with the rules of the American Arbitration Association in effect at the time a demand for arbitration under the rules is made. The decision of the Arbitrators, including determination of amount of any damages suffered shall be in writing and shall specify the findings of fact and conclusions of law relied upon by the Arbitrators in arriving at their decision or award. Any decision of award of the arbitrators shall be conclusive, final and binding on the parties hereto, their heirs, executors, administrators, successors and permitted assigns. The cost of arbitration, including Arbitrator’s and administrator’s fees, and fees for records or transcripts shall be borne by the non-prevailing party, as awarded by the arbitrators.

XII. MISCELLANEOUS PROVISIONS

Section 12.1 Notice. Whenever under the provisions of this Agreement notice is required to be given, it shall be in writing and shall be deemed given when mailed postage prepaid, by registered or certified mail, return receipt requested, addressed to the parties at their addresses as set forth herein. An additional copy of the Notice shall also be mailed as follows:

(i) If the Notice is to L&W to:

Linscomb & Williams, Inc.

1400 Post Oak Blvd.

Suite 1000

Houston, Texas 77056

Attention: J. Harold Williams

(ii) If the Notice is to Bancshares to:

Encore Bancshares, Inc.

Nine Greenway Plaza, Suite 1000

Houston, Texas 77046

Attention: James S. D’Agostino, Jr.

And

William T. Luedke IV

Bracewell & Giuliani LLP

711 Louisiana Street, Suite 2300

Houston, Texas 77002-2770

Section 12.2 Amendment. This Agreement may not be amended or supplemented at any time unless by a writing executed by the parties hereto, and all such amendments and supplements shall, except as otherwise provided hereinafter, be binding upon all other persons interested herein.

Section 12.3 Construction. All references made and pronouns used herein shall be construed in the singular or plural, and in such gender as the sense and circumstances require. For purposes of construction, this Agreement shall not be construed more strictly against any party hereto as a result of its or its agents’ participation in such preparation.

Section 12.4 Survival. If any provision of this Agreement shall be declared invalid or illegal for any reason whatsoever, then notwithstanding such invalidity or illegality, the remaining terms and provisions of the within Agreement shall remain in full force and effect in the same manner as if the invalid or illegal provisions had not been contained herein.

Section 12.5 Parties Bound by Agreement. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto, and to their respective heirs, executors, administrators, successors and assigns; provided however, prior to the Effective Time, without the other party’s written consent, this Agreement and the rights and obligations hereunder, shall not be assignable by any party hereto; provided, however, that Bancshares may assign all of its rights to the within Agreement to its parent holding company or one of its wholly-owned subsidiaries or wholly-owned affiliates, although any such assignment shall not relieve Bancshares of any liabilities or obligations under this Agreement. In the event that Bancshares is acquired on or prior to March 31, 2010 by another entity, Bancshares will cause its obligations under Section 2.1(a)(iii) of this Agreement to be assumed by such entity.

Section 12.6 Further Assurances. The parties agree that they shall execute and deliver any and all additional writings, instruments, and other documents and contemplated hereby or referred to herein and shall take such further action as shall be reasonably required in order to effectuate the terms and conditions of this Agreement.

Section 12.7 Headings. The article headings contained in this Agreement are for reference purposes only and shall not in any way affect the meaning or interpretation of this Agreement.

Section 12.8 Governing Laws. This Agreement shall be interpreted in accordance with, and the rights of the parties hereto shall be determined by the laws of the State of Texas.

Section 12.9 Multiple Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed and original, but all of which together shall constitute one and the same instrument.

Section 12.10 Written Agreement. No supplement, modification or waiver of this Agreement shall be binding unless executed in writing by the party to be bound thereby.

Section 12.11 Publicity. Except as otherwise required by applicable laws or regulations, no party to this Agreement shall issue any press release or make any other public statement, in each case relating to or connected with or arising out of this Agreement or the matters contained herein, without obtaining the prior approval of the other parties hereto to the contents and the manner of presentation and publication thereof.

Section 12.12 Consolidation of Agreements. All understandings and agreements made between the partners hereto, whether oral or written, are merged in this Agreement, which (together with the Schedules, exhibits and any agreements referenced in this Agreement) shall be the sole agreement of the parties with respect to the Merger. The references to “Stock Purchase Agreement” in Exhibits B and C to this Agreement shall be deemed to be references to this Agreement.

Section 12.13 Certain Definitions. As used in this Agreement, the following terms have the following designated meanings:

(i) “Knowledge” or “known” means an Individual is deemed to have “knowledge” or to have “known” a particular fact or other matter if (i) such individual is actually aware of such fact or other matter, or (ii) a prudent individual acting in the capacity of an officer or director would reasonably be expected, in the ordinary course of business, to discover or otherwise become aware of such fact or other matter. A corporation or bank is deemed to have “knowledge” of or have “known” a particular fact or other matter if any individual who is serving as a director or an executive officer of the corporation or the bank, has knowledge of such fact or other matter.

(ii) “Material Adverse Effect,” with respect to any party shall mean an event, change, or occurrence which, individually or together with any other event, change or occurrence, has or is reasonably likely to have a material adverse impact on (i) the financial position, business or results of operations or financial performance of such party and its respective subsidiaries, taken as a whole, or (ii) the ability of such party to perform its obligations under this Agreement and the other transactions contemplated by this Agreement.

(iii) “Investment Accounts” means all accounts related to clients who maintain accounts at L&W, all of which are set forth on Schedule 11.12, which Schedule will be updated one day before Closing.

XIII. SPECIAL PROVISIONS

(a) No employee of L&W or former employee thereof (or his/her spouse or beneficiary), or any other person not a party to this Agreement, shall be entitled to assert any claim hereunder. This Agreement shall be binding upon and inure to the benefit only of the parties hereto and their respective successors. Notwithstanding any other provisions to the contrary except with respect to such successors, this Agreement is not intended and shall not be construed for the benefit of any third party or any person not a signatory hereto. In no event shall this Agreement constitute a third party beneficiary contract.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed this Agreement as of the day and year first above written.

ENCORE BANCSHARES, INC.

By:	/s/ James S. D’Agostino, Jr.
James S. D’Agostino, Jr., Chairman

ENCORE FACILITATION, INC.

By:	/s/ James S. D’Agostino, Jr.
James S. D’Agostino, Jr., President

LINSCOMB & WILLIAMS, INC.

By:	/s/ Daniel J. Linscomb
Daniel J. Linscomb, President

SHAREHOLDERS:

/s/ Daniel J. Linscomb
Daniel J. Linscomb

/s/ George F. Williams
George F. Williams

/s/ J. Harold Williams
J. Harold Williams

/s/ G. Walter Christopherson
G. Walter Christopherson

/s/ Heidi L. Davis
Heidi L. Davis

EXHIBIT “A”

Name	Number of Shares
Daniel J. Linscomb	513
George F. Williams	513
J. Harold Williams	513
G. Walter Christopherson	513
Heidi L. Davis	178